Exhibit 8.1

May 1, 2003

Hospitality Properties Trust
400 Centre Street
Newton, Massachusetts 02458

Ladies and Gentlemen:

        In connection with: (i) the default by Wyndham International, Inc. and its subsidiaries (“Wyndham”) on a master lease agreement for 15 hotels owned by HPTSHC Properties Trust (“HPTSHC”), a wholly-owned subsidiary of Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), and operated by Wyndham under the “Summerfield Suites by Wyndham” name; (ii) the new master lease agreement (the “Lease”) of these properties between HPTSHC and HPT TRS SPES, Inc., a Maryland corporation, also wholly owned by the Company (“HPT TRS SPES”); and (iii) the management agreement pursuant to which these properties will be operated on behalf of HPT TRS SPES by Candlewood Management, LLC, (the “Management Agreement”), the following opinion is furnished to you to be filed with the Securities Exchange Commission (the “SEC”) as Exhibit 8.1 to the Company’s Current Report on Form 8-K (the “Form 8-K”), to be filed within one week of the date hereof, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

        We have acted as counsel for the Company in connection with the Lease and the Management Agreement. We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of corporate records, certificates and statements of officers and accountants of the Company and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. In doing so, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. Specifically, and without limiting the generality of the foregoing, we have reviewed: (i) the declaration of trust and the by-laws, each as amended and restated, of the Company; (ii) the Lease; (iii) the Management Agreement; (iv) the Form 8-K including the section therein captioned “Supplementary federal income tax considerations”; and (v) the Company’s Annual

Hospitality Properties Trust
May 1, 2003

Report on Form 10-K for the year ended December 31, 2002 filed under the Exchange Act (the “Annual Report”) including the section therein captioned “Federal Income Tax Considerations.”

        The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, the “Tax Laws”). No assurance can be given that the Tax Laws will not change. In preparing the discussions with respect to Tax Laws in the section of the Annual Report captioned “Federal Income Tax Considerations”, as supplemented by the section of the Form 8-K captioned “Supplementary federal income tax considerations”, we have made certain assumptions and expressed certain conditions and qualifications therein, all of which assumptions, conditions and qualifications are incorporated herein by reference. With respect to all questions of fact on which our opinion is based, we have assumed the initial and continuing truth, accuracy and completeness of: (i) the information set forth in the Annual Report, the Form 8-K, and in the documents incorporated therein by reference; and (ii) representations made to us by officers of the Company or contained in the Annual Report or the Form 8-K, in each such instance without regard to qualifications such as “to the best knowledge of” or “in the belief of.”

        We have relied upon, but not independently verified, the foregoing assumptions. If any of the foregoing assumptions are inaccurate or incomplete for any reason, or if the transactions described in the Annual Report or the Form 8-K are consummated in a manner that is inconsistent with the manner contemplated therein, our opinion as expressed below may be adversely affected and may not be relied upon.

        Based upon and subject to the foregoing, we are of the opinion that the discussions with respect to Tax Laws matters in the section of the Annual Report captioned “Federal Income Tax Considerations”, as supplemented by the discussion in the Form 8-K captioned “Supplementary federal income tax considerations,” in all material respects are accurate and fairly summarize the Tax Laws issues addressed therein, and hereby confirm that the opinions of counsel referred to in said sections represent our opinions on the subject matter thereof.

        This opinion is intended solely for the benefit and use of the Company, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent. We hereby consent to filing of a copy of this opinion as an exhibit to the Form 8-K, which is incorporated by reference in the Company’s Registration Statements on Form S-3 (File Nos. 333-43573, 333-89307, 333-84064) under the Securities Act of 1933, as amended (the “Act”), and to the references to our firm in the Form 8-K and such Registration Statements. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the SEC promulgated thereunder.

Very truly yours, /s/ SULLIVAN & WORCESTER LLP SULLIVAN & WORCESTER LLP